Ex.(a)(7)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

STRATEGIC PARTNERS REAL ESTATE FUND

This Certificate of Amendment to Certificate of Trust of Strategic Partners Real Estate Fund (the "Trust") is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the "State Office") on October 24, 1997 pursuant to the Delaware Statutory Trust Act, 12 DeL C. §§ 3801 et~.

The undersigned hereby certifies as follows:

1.	The name of the Trust is Strategic Partners Real Estate Fund.
2.	The name of the Trust is hereby changed to Dryden Global Real Estate Fund.
3.	This Certificate of Amendment to Certificate of Trust shall become effective upon filing with the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment to Certi1icate of Trust.

TRUSTEE:

/s/ Robert F. Gunia

Robert F. Gunia

Trustee and Vice President

534262

State of Delaware Secretary of State Division of Corporations Delivered 09:38 AM 01/03/2007 FILED 09:31 AM 01/03/2007 SRV 070002817 - 2812601 FILE